Exhibit 10.7

AMENDMENT #1 TO
EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment #1 to the Executive Employment Agreement dated August 1, 2007 (the “Agreement”) by and between Kim Johnson (“Employee”), and Gen2Media Corporation (“the Company”) (collectively, the “Parties”) is entered into as of this 6th day of December 2007. The Parties hereby agree as follows:

1.           Section 3(c) to the Agreement is hereby deleted in its entirety and shall be replaced with the following provision:

Employee shall be entitled to participate in the equity compensation plans to be established from time to time by the Company on a basis no less favorable than any other senior executives of the Company. Upon the Company’s adoption of a Stock Option Plan, Employee shall be granted, subject to approval by the Company’s Board of Directors, 400,000 stock options at an exercise price of $0.10 per share (the “Options”). The Options, when granted, shall be subject to applicable federal and state laws. The Options shall vest at the rate of 25% (100,000 shares) each 6 months beginning from the date of the grant, such that all Options shall vest within 24 months from the date of the initial grant. Once vested, Employee shall have up to 36 months to exercise the Options by providing written notice to the Company. Employee shall be responsible for any fees associated with the Company’s issuance of the Options.

2.           All other terms and provisions of the Agreement shall remain in full force and effect..

Agreed and Accepted to by:
Gen2Media Corporation

By: /s/Mary Spio	/s/ Kim Johnson
Mary Spio, President	Kim Johnson